Exhibit 99.4

RUMBLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Defined terms included below that are not otherwise defined herein have the same meaning as terms defined and included in the Proxy Statement.

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section of the Proxy Statement and Rumble Inc.’s (“Rumble” or the “Company”) condensed consolidated interim financial statements as of and for the three and six months ended June 30, 2022 and 2021 included in Exhibit 99.2 to the accompanying Current Report on Form 8-K and other information included in the Proxy Statement. This discussion contains forward-looking statements that involve risks and uncertainties. Rumble’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in the Proxy Statement. Additionally, Rumble’s historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Overview

Rumble is a high growth, video sharing platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. The mailing address of Rumble’s principal executive office is 218 Adelaide Street West, Suite 400, Toronto, Ontario, Canada M5H 1W7.

The results of Rumble include the financial results of the Company, and its wholly-owned subsidiaries, Rumble USA Inc and Locals Technology Inc (“Locals”).

Revenues

Rumble generates revenues primarily from advertising and licensing fees. The revenues are generated by delivering content either via Rumble’s own or third-party platforms. For the past year and for the immediate future our focus has been and will continue to be growing users and usage consumption — and not maximizing revenue.

Advertising customers pay on a cost-per-click or cost-per-view basis, which means that Rumble is paid only when a user clicks or views an advertisement. Thus, advertising revenue is recognized when a user engages with the advertisement, such as when the user clicks or views the advertisement or when the advertisement is displayed.

Licensing fees are charged on a per video or on a flat-fee per month basis. Licensing fee revenue is recognized as the related performance obligations are satisfied in line with the nature of the intellectual property being licensed.

Other revenues include fees earned from tipping features within the Rumble platform as well as certain cloud, subscription, provision of one-time content, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the Rumble platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to provision of one-time content and professional services have stand-alone functionality to the customer and are recognized at a point in time as services are provided.

Refer to Note 2, Summary of Significant Accounting Policies, to Rumble’s condensed consolidated interim financial statements for the three and six months ended June 30, 2022 and 2021 included in Exhibit 99.2 to the accompanying Current Report on Form 8-K.

Cost of Revenues

Cost of revenues consist of amounts paid to content creators and publishers who provide content and videos, and hosting and bandwidth costs related to Rumble’s platforms. Other costs of revenues include third-party service provider costs such as data center and networking as well as staffing costs directly related to professional services fees. Effective January 1, 2022, the Company allocates a proportionate share of amortization and depreciation charges to its costs of revenues. This change in accounting policy has been applied retrospectively in line with ASC 250 Accounting Changes and Errors Corrections.

Operating Expenses

Operating expenses primarily include general and administrative, research and development, sales and marketing, finance costs, stock-based compensation expenses, foreign exchange, and depreciation and amortization. The most significant component of Rumble’s operating expenses are personnel-related costs such as salaries, benefits, and bonuses.

Rumble expects to continue to invest substantial resources to support its growth and anticipates that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee benefits related to Rumble’s executives, finance team, and administrative employees. It also includes legal and professional fees, business insurance costs and other costs. Rumble expects that after completion of the Business Combination, Rumble will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations and other costs associated with being a public company.

Research and Development Expenses

Research and development expenses consist primarily of salaries, employee benefits and consultant fees related to Rumble’s development activities to originate, develop and enhance Rumble’s platforms.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries, employee benefits, consultant fees, direct marketing costs related to the promotion of Rumble’s platforms/solutions and certain costs related to content acquisition. Sales and marketing expenses are expected to increase over time as Rumble increases marketing activities, grows domestic and international operations, and continues to build brand awareness.

Non-Operating Income and Other Items

Interest Income

Interest income consists of interest earned on Rumble’s cash balances and cash equivalents, offset by interest expenses on leases, loans and bank indebtedness. Rumble invests in highly liquid securities such as money market funds.

Finance Cost

Finance costs consist of transaction expenses related to the Business Combination.

Share of Profit in Joint Venture

Share of profits from joint venture relates to profit earned by one of the group’s subsidiaries from which the subsidiary has a 30% membership interest.

Key Business Metrics

To analyze Rumble’s business performance, determine financial forecasts and help develop long-term strategic plans, Rumble reviews the following key business metrics. See “Information about Rumble — Our Constituents and Engagement” in the Proxy Statement for certain historical information regarding these metrics.

Monthly Active Users (“MAUs”)

Rumble uses MAUs as a measure of audience engagement to help it understand the volume of users engaged with its content on a monthly basis. MAUs represent the total web and app users of Rumble for each month, reflecting unique web and app users, based on data provided by third-party analytics providers using company-set parameters. The analytics systems and the resulting data have not been independently verified. There is a potential for minor overlap in the resulting data due to users who access Rumble’s content from both the web and the app in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. MAUs do not include embedded video, certain connected TV users, or users of the Locals platform. Like other major social media platforms, fraud and unauthorized access, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. Fraudulent activity is typically designed to inflate payments to individual rights holders. We strive to detect and disrupt this fraudulent activity.

MAUs were 44 million on average in the second quarter of 2022, an increase of 76% from the second quarter of 2021. This growth is attributable to: our growing pool of content, content creators and formats; our value proposition as competing platforms continue to censor and cancel the voices of creators; the increased time spent on social media by individuals during the COVID-19 pandemic.

Minutes Watched Per Month (“MWPM”)

Rumble uses MWPM as a measure of audience engagement to help it understand the volume of users engaged with its content on a monthly basis and the intensity of users’ engagement with the platform. MWPM represents the monthly average of minutes watched per user within a quarterly period. MWPM is calculated by converting actual bandwidth consumption into minutes watched, using Rumble management’s best estimate of video resolution quality mix and various encoding parameters. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what Rumble management believes is a nominal amount of non-video traffic. Starting in the second quarter of 2022 we began transitioning a portion of Locals’ bandwidth consumption to Rumble’s infrastructure. While this currently represents an immaterial amount of consumption, we expect this to grow in the coming quarters.

MWPM was 8.1 billion on average in the second quarter of 2022, an increase of 62% from the second quarter of 2021. This growth is attributable to: our growing pool of content creators; our value proposition as competing platforms continue to censor and cancel the voices of creators; a number of new platform features; and the increased time spent on social media by individuals during the COVID-19 pandemic.

Hours of Uploaded Video Per Day

Rumble uses the amount of hours of uploaded video per day as a measure of content creation to help it understand the volume of content being created and uploaded to Rumble on a daily basis.

Hours of uploaded video per day were 8,948 on average in the second quarter 2022, an increase of 283% from the second quarter of 2021. This growth is attributable to: our growing pool of content creators; our value proposition as competing platforms continue to censor and cancel the voices of creators; a number of new platform features; and the increased time spent on social media by individuals during the COVID-19 pandemic.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the condensed consolidated interim financial statements and notes included in Exhibit 99.2 to the accompanying Current Report on Form 8-K. The following table sets forth Rumble’s results of operations data for the periods presented:

Comparisons for six months ended June 30, 2022 and 2021:

The following table sets forth Rumble’s condensed consolidated interim statements of comprehensive income (loss) for the six months ended June 30, 2022 and 2021 and the dollar and percentage change between the two periods.

For the six months ended June 30,	2022	2021	Variance, $	Variance, %
Revenues	$8,444,077	$4,457,342	$3,986,735	89%
Cost of revenues	7,181,584	2,926,300	4,255,284	145%
Gross profit	1,262,493	1,531,042	(268,549)	(18)%
Gross profit %	15%	34%

General and administrative	3,031,620	590,727	2,440,893	413%
Research and development	1,983,899	526,589	1,457,310	277%
Sales and marketing	3,079,330	695,322	2,384,008	343%
Finance costs	1,341,056	304,627	1,036,429	340%
Stock-based compensation	33,972	—	33,972	NM*
Foreign exchange loss (gain)	24,567	(207,222)	231,789	(112)%
Depreciation of capital assets	78,552	2,714	75,838	2,794%
Depreciation of right-of-use assets	232,327	25,024	207,303	828%
Amortization of intangible assets	57,096	—	57,096	NM*
Total operating expenses	9,862,419	1,937,781	7,924,638	409%

Income (loss) from operations	(8,599,926)	(406,739)	(8,193,187)	2,014%

Interest income (expense), net	21,451	(8,263)	29,714	(360)%
Other income, net	—	175,000	(175,000)	(100)%
Share of profit from joint venture	—	—	—	NM*
Income (loss) before income taxes	(8,578,475)	(240,002)	(8,338,473)	(3,474)%
Income tax (expense) recovery	(22,399)	—	(22,399)	NM *
Net and comprehensive income (loss)	$(8,600,874)	$(240,002)	$(8,360,872)	3,484%

NM*- Percentage change not meaningful.

Revenues

Revenues increased by $4.0 million in the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was driven by an increase in consumption during the six months ended June 30, 2022 which resulted in higher advertising revenues of $1.4 million and an increase in licensing and other revenues of $2.6 million.

Cost of Revenues

Cost of revenues increased by $4.3 million in the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was due to an increase in creator and publisher payments of $0.8 million as a result of higher revenues, and an increase in hosting expenses of $3.5 million due to higher consumption and costs associated with the growth in cloud and professional services.

General and Administrative Expense

General and administrative expense increased by $2.4 million in the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was due to a $1.5 million increase in staffing-related costs, as well as a $0.9 million increase in other administrative expenses which include accounting, legal, investor relations, and other administrative services.

Research and Development Expense

Research and development expense increased by $1.5 million in the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was due to a $0.9 million increase in staffing-related costs, as well as a $0.6 million increase in costs related to computer software, hardware and other administrative expenses.

Sales and Marketing Expense

Sales and marketing expense increased by $2.4 million in the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was due to a $0.9 million increase in staffing related costs, a $1.1 million increase in onboarding of certain content creators to promote Rumble, as well as a $0.4 million increase in other marketing and public relation activities.

Finance Costs

Finance costs increased by $1.0 million in the six months ended June 30, 2022 compared to the six months ended June 30, 2021. Finance costs for the six months ended June 30, 2022 consist of transaction expenses related to the Business Combination. For the six months ended June 30, 2021, finance costs consist primarily of expenses attributed to issuance of Class A Preferred shares.

Stock-based Compensation

Stock-based compensation increased by $34.0 thousand in the six months ended June 30, 2022 compared to the six months ended June 30, 2021 due to the vesting conditions of certain previously granted stock options.

Foreign Exchange

Foreign exchange loss increased by $0.2 million in the six months ended June 30, 2022 compared to a foreign exchange gain in the six months ended June 30, 2021. The increased loss was primarily due to lower foreign currency rate fluctuation as Rumble maintained the majority of its cash balance in its functional currency as at June 30, 2022.

Depreciation of Capital Assets

Depreciation of capital assets increased by $75.8 thousand in the six months ended June 30, 2022 compared to the six months ended June 30, 2021 as Rumble commenced building out its infrastructure subsequent to Q2 2021.

Depreciation of Right-of-use Assets

Depreciation of right-of-use assets increased by $0.2 million in the six months ended June 30, 2022 compared to the six months ended June 30, 2021 due to the new leased facilities in 2022.

Amortization of Intangible Assets

Amortization of intangible assets increased by $57.5 thousand in the six months ended June 30, 2022 compared to the six months ended June 30, 2021 as there were no definite intangible assets during the same six months in the prior year.

Interest Income (Expense)

Rumble recorded interest income of $21.5 thousand in the six months ended June 30, 2022 compared to $8.3 thousand interest expense in the six months ended June 30, 2021. The increase was primarily due to carrying a higher balance in cash and cash equivalents in 2022 than the same six months in the prior year.

Income Tax Expense

Income tax expense increased by $22.4 thousand in the six months ended June 30, 2022 compared to the six months ended June 30, 2021.

Comparisons for three months ended June 30, 2022 and 2021:

The following table sets forth Rumble’s condensed consolidated interim statements of comprehensive income (loss) for the three months ended June 30, 2022 and 2021 and the dollar and percentage change between the two periods

For the three months ended June 30,	2022	2021	Variance, $	Variance, %
Revenues	$4,399,312	$2,124,879	$2,274,433	107%
Cost of revenues	3,686,411	1,450,934	2,235,477	154%
Gross profit	712,901	673,945	38,956	6%
Gross profit %	16%	32%

General and administrative	1,601,898	355,500	1,246,398	351%
Research and development	1,191,567	297,642	893,925	300%
Sales and marketing	1,850,944	433,240	1,417,704	327%
Finance costs	530,239	304,627	225,612	74%
Stock-based compensation	16,986	—	16,986	NM*
Foreign exchange loss (gain)	(3,010)	(244,221)	241,211	(99)%
Depreciation of capital assets	47,975	2,714	45,261	1,668%
Depreciation of right-of-use assets	138,639	12,606	126,033	1,000%
Amortization of intangible assets	28,548	—	28,548	NM*
Total operating expenses	5,403,786	1,162,108	4,241,678	365%

Income (loss) from operations	(4,690,885)	(488,163)	(4,202,722)	861%
Interest income (expense), net	12,753	(2,641)	15,394	(583)%
Other income, net	—	175,000	(175,000)	(100)%
Share of profit from joint venture	(1,124)	—	(1,124)	NM*
Income (loss) before income taxes	(4,679,256)	(315,804)	(4,363,452)	(1,382)%
Income tax (expense) recovery	(9,424)	—	(9,424)	NM *
Net and comprehensive income (loss)	$(4,688,680)	$(315,804)	$(4,372,876)	1,385%

NM*- Percentage change not meaningful.

   Revenues

Revenues increased by $2.3 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was driven by an increase in consumption during the three months ended June 30, 2022 which resulted in higher advertising revenues of $0.6 million and an increase in licensing and other revenues of $1.7 million.

Cost of Revenues

Cost of revenues increased by $2.2 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was due to an increase in creator and publisher payments of $0.5 million as a result of higher revenues, and an increase in hosting expenses of $1.7 million due to higher consumption and costs associated with the growth in cloud and professional services.

General and Administrative Expense

General and administrative expense increased by $1.2 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was due to a $0.8 million increase in staffing-related costs, as well as a $0.4 million increase in other administrative expenses which include accounting, legal, investor relations, and other administrative services.

Research and Development Expense

Research and development expense increased by $0.9 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was due to a $0.5 million increase in staffing-related costs, as well as a $0.4 million increase in costs related to computer software, hardware and other administrative expenses.

Sales and Marketing Expense

Sales and marketing expense increased by $1.4 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was due to a $0.5 million increase in staffing related costs, a $0.7 million increase in onboarding of certain content creators to promote Rumble, as well as a $0.2 million increase in other marketing and public relation activities.

Finance Costs

Finance costs were $0.2 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. For the three months ended June 30, 2021, finance costs consist primarily of expenses attributed to issuance of Class A Preferred shares.

Stock-based Compensation

Stock-based compensation increased by $17.0 thousand in the three months ended June 30, 2022 compared to the three months ended June 30, 2021 due to the vesting conditions of certain previously granted stock options.

Foreign Exchange

Foreign exchange gain decreased by $0.2 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The decrease was primarily due to lower foreign currency rate fluctuation as Rumble maintained the majority of its cash balance in its functional currency as at June 30, 2022.

Depreciation of Capital Assets

Depreciation of capital assets increased by $45.3 thousand in the three months ended June 30, 2022 compared to three months ended June 30, 2021 as Rumble commenced building out its infrastructure at the conclusion of the same three months in the prior year.

Depreciation of Right-of-use Assets

Depreciation of right-of-use assets increased by $0.1 million in the three months ended June 30, 2022 compared to the three months ended June 30, 2021 due to the new leased facilities in 2022.

Amortization of Intangible Assets

Amortization of intangible assets increased by $28.5 thousand in the three months ended June 30, 2022 compared to the three months ended June 30, 2021 as there were no definite intangible assets during the same three months in the prior year.

Interest Income (Expense)

Rumble recorded interest income of $12.8 thousand in the three months ended June 30, 2022 compared to $2.6 thousand of interest expense in the three months ended June 30, 2021. The increase was primarily due to carrying a higher balance in cash and cash equivalents in 2022 than the same three months in the prior year.

Share of Profit from Joint Venture

Share of profit from joint venture decreased by an insignificant amount in the three months ended June 30, 2022 compared to $0 in the three months ended June 30, 2021 as the joint venture was non-operational until 2022.

Income Tax Expense

Income tax expense increased by $9.4 thousand in the three months ended June 30, 2022 compared to the three months ended June 30, 2021.

Liquidity and Capital Resources

Rumble has historically financed operations primarily through cash generated from operating activities and most recently from proceeds from financings. The primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures.

As of June 30, 2022, cash and cash equivalents balance was $33.5 million. Cash and cash equivalents consist of interest-bearing deposit accounts and money market accounts managed by third-party financial institutions, and highly liquid investments with maturities of three months or less. The existing cash and cash equivalents are sufficient to fund Rumble’s liquidity needs for the next 12 months. At this time, Rumble does not anticipate the need to raise additional capital upon consummation of the Business Combination based on the amount of capital raised in the Business Combination and the PIPE Investment, in addition to cash generated from operating activities. As our present focus is to grow users and usage consumption, and not to maximize revenue and profitability in the immediate term, this could have a negative impact on liquidity.

The following table shows Rumble’s cash flows from operating activities, investing activities and financing activities for the stated periods:

	Six months ended June 30,
Net cash provided by (used in):	2022	2021	Variance
Operating activities	$(9,111,779)	$524,802	$(9,636,581)
Investing activities	(4,018,919)	(671,500)	(3,347,419)
Financing activities	(187,103)	23,925,260	(24,112,363)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 was $9.1 million compared to $0.5 million provided in operating activities during the six months ended June 30, 2021. The increase in cash used in operating activities was due to an overall increase in operating expenses and prepaid expenses as a result of business growth, coupled with a partial offset from an increase in accounts payable and accrued liabilities compared to the same six months in the prior year.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2022 was $4.0 million compared to $0.7 million used in the six months ended June 30, 2021. The increase in cash used in investing activities was due to $4.0 million used in the purchases of capital assets.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2022 was $0.2 million compared to $23.9 million provided in financing activities for the six months ended June 30, 2021. The decrease in cash was the result of Rumble receiving proceeds from the issuance of Class A Preferred Shares in the six months ended June 30 2021, compared to lease payments of $0.2 million in the six months ended June 30, 2022.

Summary of Quarterly Results

Information for the most recent quarters presented are as follows:

	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021*
Total revenue	$4,399,312	$4,044,765	$2,939,548	$2,069,473
Net and comprehensive income (loss)	$(4,688,680)	$(3,912,194)	$(10,548,573)	$(2,624,957)

	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
Total revenue	$2,124,879	$2,332,463	$2,237,187	$865,944
Net and comprehensive income (loss)	$(315,804)	$75,802	$76,859	$(1,164,650)

*	The interim financial statements for the period ended September 30, 2021 have been revised to adjust the fair value of the Option Liabilities and Class A Preferred Shares associated with the May 14, 2021 financing arrangement, along with the allocation of transaction costs, resulting in a net decrease impact on the statement of net and comprehensive income (loss) of $1.3 million.

Critical Accounting Policies and Significant Management Estimates

Rumble prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements also requires Rumble to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Rumble bases its estimates on historical experience and on various other assumptions that Rumble believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by Rumble’s management. To the extent that there are differences between Rumble’s estimates and actual results, Rumble’s future financial statement presentation, financial condition, results of operations and cash flows will be affected. Rumble believes that the accounting policies discussed below are critical to understanding Rumble’s historical and future performance, as these policies relate to the more significant areas involving Rumble management’s judgments and estimates. Critical accounting policies and estimates are those that Rumble considers the most important to the portrayal of Rumble’s financial condition and results of operations because they require Rumble’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Rumble believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Rumble believes these are the most critical to aid in fully understanding and evaluating Rumble’s financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to Rumble’s condensed consolidated interim financial statements for the three and six months ended June 30, 2022 and 2021 included in Exhibit 99.2 to the accompanying Current Report on Form 8-K.

Revenues

On January 1, 2018, Rumble adopted ASC Topic 606, Revenue from Contracts with Customers. To determine revenue recognition for contractual arrangements that Rumble determines are within the scope of ASC 606, Rumble performs the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. Rumble only applies the five-step model to contracts when it is probable that Rumble will collect the consideration it is entitled to in exchange for the goods or services Rumble provides to the customer.

Rumble generates revenues primarily from advertising and licensing fees. The revenues are generated by delivering content either via Rumble’s own or third-party platforms.

Advertising customers pay on a cost-per-click or cost-per-view basis, which means that Rumble is paid only when a user clicks or views an advertisement. Thus, advertising revenue is recognized when a user engages with the advertisement, such as when the user clicks or views the advertisement or when the advertisement is displayed.

Licensing fees are charged on a per video or on a flat-fee per month basis. Licensing fee revenue is recognized as the related performance obligations are satisfied in line with the nature of the intellectual property being licensed.

Other revenues include fees earned from tipping features within the Rumble’s platform as well as certain cloud, subscription, provision of one-time content, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the Rumble platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to provision of one-time content and professional services have stand-alone functionality to the customer and are recognized at a point in time as services are provided.

Stock-Based Compensation Expense

Stock Options

Rumble estimates the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model (“BSM”). The grant date fair value of stock options is recognized as compensation expense on a straight-line basis over the requisite service period. Forfeitures are accounted for when they occur.

BSM considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

Fair value of common stock:    Because Rumble Class A Common Shares (also referred to as “Rumble’s common stock” below) were not publicly traded prior to the closing of the Business Combination, Rumble estimated the fair value of Rumble’s common stock in 2019, 2020 and 2021. Rumble’s board of directors considers numerous objective and subjective factors to determine the fair value of Rumble’s common stock as discussed in “Common Stock Valuations” below.

Expected Term:    The expected term represents the period that Rumble’s stock-based awards are expected to be outstanding and was determined to be the contractual term of the options.

Expected Volatility:    Since Rumble does not have a trading history of Rumble’s common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within Rumble’s industry that Rumble considers to be comparable to Rumble’s business over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate:    The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with the remaining term equivalent to the expected term.

Expected Dividend:    Rumble has not issued any dividends in Rumble’s history and does not expect to issue dividends over the life of the options and, therefore, have estimated the dividend yield to be zero.

Common Stock Valuations

Prior to the closing of the Business Combination, given the absence of a public trading market for Rumble’s common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, Rumble’s board of directors determined the best estimate of fair value of Rumble’s common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors include:

●	the valuation at which Rumble conducted most recent rounds of equity financing;

●	contemporaneous third-party valuations of Rumble’s common stock;

●	the transaction prices at which Rumble or other holders sold Rumble’s common stock to outside investors in arms-length transactions;

●	Rumble’s financial condition, results of operations and capital resources;

●	the industry outlook;

●	consideration that option awarded reflect rights in illiquid securities in a private company;

●	the valuation of comparable companies;

●	the lack of marketability of Rumble’s common stock;

●	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Rumble given prevailing market conditions;

●	the history and nature of Rumble’s business, industry trends and competitive environment; and

●	general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.

Rumble’s board of directors determined the fair value of Rumble’s common stock by first determining the enterprise value of Rumble’s business, and then using the enterprise value to derive the per share value of Rumble’s common stock.

The enterprise value of Rumble’s business was estimated by considering several factors, including estimates using the market approach. The market approach was estimated based on the projected value of comparable public companies in a similar line of business that are publicly traded. In addition to the market approach described above, Rumble factors in recent arms-length transactions such as the closest round of equity financing preceding the date of valuation.

After determining Rumble’s enterprise value, an allocation of the enterprise value is assigned to each of Rumble’s various classes of shares with consideration of the different rights associated with each share class, including liquidation preferences, seniority of shares, and conversion rights. The value attributed to common shares through this allocation determines the per share value of Rumble’s common stock. The BSM implementation of the option pricing method treats the rights of holders of various classes of securities (common shares, preferred shares, warrants, and options) as call options on any value of Rumble above a series of break points. The values of the break points were calculated by reviewing the liquidation preferences of preferred shares (including seniority of any series of preferred shares), the participation rights of preferred shares (including any caps on such participation), and the strike prices of warrants and options.

Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact Rumble’s valuations as of each valuation date and may have a material impact on the valuation of Rumble’s common stock.

For valuations after the completion of the Business Combination, the Combined Entity Board will determine the fair value of each share of underlying Class A Common Stock based on the closing price of Class A Common Stock as reported on the date of grant.

Warrants

Warrants to purchase shares of common stock are freestanding financial instruments classified as equity in Rumble’s balance sheet as the underlying shares of common stock are not considered to be mandatorily redeemable, do not include an obligation of Rumble to repurchase its equity shares or to issue a variable number of equity shares. The Rumble Warrants are measured at fair value on the issuance date. The fair value of the underlying common stock is measured using a BSM option-pricing model. The following assumptions and inputs were utilized within the BSM option-pricing model: exercise price, fair value of the underlying common stock, risk-free interest rate, expected term, expected dividend yield and expected volatility, which are all determined in the same manner with Rumble’s stock options as detailed in the above “Stock-Based Compensation Expense” section. The outstanding Rumble Warrants are also subject to a performance condition. Management assesses the probability of the performance condition being met at each reporting date.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to Rumble’s condensed consolidated interim financial statements for the three and six months ended June 30, 2022 and 2021 included in Exhibit 99.2 to the accompanying Current Report on Form 8-K.

JOBS Act Accounting Election

Rumble is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Rumble intends to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of Rumble’s adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period and our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. See “Emerging Growth Company” in the Proxy Statement for further discussion.

Quantitative and Qualitative Disclosures about Market Risk

Rumble is exposed to certain market risks as part of Rumble’s ongoing business operations.

Credit Risk

Rumble is exposed to credit risk on its cash and cash equivalents and accounts receivable. Rumble places cash and cash equivalents with financial institutions with high credit standing and excess cash in marketable investment grade debt securities. Rumble is exposed to credit risk on its accounts receivable in the event of default by a customer. Rumble bills its customers under customary payment terms and reviews customers for credit worthiness. The term between invoicing and payment due date is not significant. A meaningful portion of Rumble’s revenue is attributable to service agreements with few customers. For the three and six months ended June 30, 2022, a few customers accounted for $2.6 million and $5.2 million or 60% and 62% of revenue, respectively. For the three and six months ended June 30, 2021, a few customers accounted for $1.8 million and $3.9 millions or 85% and 88% of revenue, respectively. As of June 30, 2022, a few customers accounted for 38% of accounts receivable (December 31, 2021 — 90%); the expected credit loss is not considered material.

Interest Rate Risk

Rumble is exposed to interest rate risk on Rumble’s cash and cash equivalents. As of June 30, 2022, Rumble has cash and cash equivalents $33.5 million, consisting of investments in interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of interest rates. However, due to the short-term maturities and the low-risk profile of Rumble’s investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of Rumble’s cash and cash equivalents.